                         ADVENT CAPITAL MANAGEMENT, LLC
                             WAIVER RELIANCE LETTER

                                        April 23, 2003

Advent Claymore Convertible Securities and Income Fund
1065 Avenue of the Americas, 31st Floor
New York, New York  10018


Ladies and Gentlemen:

           Advent Capital Management, LLC (the "Advisor") and Advent Claymore Convertible Securities and Income Fund (the "Trust"), a closed-end management investment company registered under the Investment Company Act of 1940, as amended, have entered into an Investment Management Agreement, dated April 23, 2003 (the "Advisory Agreement"), pursuant to which the Advisor has agreed to furnish investment advisory services to the Trust on the terms and subject to the conditions of the Advisory Agreement.

           The Advisory Agreement provides, among other things, that the Trust will pay to the Advisor as full compensation for all investment advisory services rendered by the Advisor to the Trust under the Advisory Agreement a monthly fee in arrears at an annual rate equal to (i) 0.54% of the average weekly value of the Trust's Managed Assets (as defined in the Advisory Agreement) (calculated monthly) if the Managed Assets of the Trust is greater than $250 million or (ii) 0.55% of the average weekly value of the Trust's Managed Assets (calculated monthly) if the Managed Assets of the Trust is $250 million or less (such fee being referred to herein as the "Investment Advisory Fee"). The Advisor has covenanted to the underwriters of the Trust's common shares of beneficial interest that the Advisor will waive receipt of certain payments that would be expenses of the Trust, as set forth below. The Advisor understands that you intend to disclose this undertaking in your Registration Statement on Form N-2 and the prospectus included therein. This letter confirms that you may rely on such undertaking for purposes of making disclosure in your Registration Statement and prospectus and authorizes you to offset the appropriate amount of the waived payments described herein against the Investment Advisory Fee.

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           If the average weekly value of the Managed Assets of the Trust
(calculated monthly) is greater than $250 million, for the period from the commencement of the Trust's operations through April 30, 2004, and for the twelve month periods ending April 30 in each indicated year during the term of the Advisory Agreement (including any continuation thereof in accordance with Section 15 of the Investment Company Act of 1940, as amended), the Advisor will waive receipt of certain payments that would be expenses of the Trust in the amount determined by applying the following annual rates to the average weekly value of the Trust's Managed Assets:

 PERIOD ENDING                    PERIOD ENDING
 APRIL 30           WAIVER        APRIL 30          WAIVER
 --------           ------        --------          ------
 2004               0.115%        2008              0.115%
 2005               0.115%        2009              0.065%
 2006               0.115%        2010              0.030%
 2007               0.115%        2011              0.010%

           If the average weekly value of the Managed Assets of the Trust (calculated monthly) is $250 million or less, for the period from the commencement of the Trust's operations through April 30, 2004, and for the twelve month periods ending April 30 in each indicated year during the term of the Advisory Agreement (including any continuation thereof in accordance with Section 15 of the Investment Company Act of 1940, as amended), the Advisor will waive receipt of certain payments that would be expenses of the Trust in the amount determined by applying the following annual rates to the average weekly value of the Trust's Managed Assets:

 PERIOD ENDING                     PERIOD ENDING
 APRIL 30          WAIVER          APRIL 30           WAIVER
 --------          ------          --------           ------
 2004              0.025%          2008               0.025%
 2005              0.025%          2009                   0%
 2006              0.025%          2010                   0%
 2007              0.025%          2011                   0%

           The Advisor intends to cease to so waive receipt of payments upon the earlier of (a) April 30, 2011 or (b) termination of the Advisory Agreement.

           Please acknowledge the foregoing by signing the enclosed copy of this letter in the space provided below and returning the executed copy to the Advisor.

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                                           Sincerely,

                                           ADVENT CAPITAL
                                           MANAGEMENT, LLC.


                                           By:  /s/ Rodd Baxter
                                              -----------------------------
                                              Name:  Rodd Baxter
                                              Title: General Counsel

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CONFIRMED AND ACCEPTED:

ADVENT CLAYMORE CONVERTIBLE
SECURITIES AND INCOME FUND


By:  /s/ Rodd Baxter
   --------------------------
   Name:  Rodd Baxter
   Title: Secretary